Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 6621 8994

rthorp@traversthorpalberga.com

Tuniu Corporation

Tuniu Building, No. 699-32

Xuanwudadao, Xuanwu District

Nanjing, Jiangsu Province 210042

People’s Republic of China

13 August 2014

Dear Sirs

Tuniu Corporation

We have examined the Registration Statement on Form S-8 to be filed by Tuniu Corporation, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of class A ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plans (the “Plans”):

•	2008 Incentive Compensation Plan

•	2014 Share Incentive Plan adopted on 4 April 2014

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA